Exhibit 99.1

Carolina Financial Corporation Reports Results for First Quarter of 2015

NEWS RELEASE – For Release April 24, 2015, 9:00AM

For More Information, Contact: William A. Gehman III, EVP and CFO, 843.723.7700

Charleston, South Carolina, April 24, 2015- Carolina Financial Corporation (NASDAQ: CARO), today announced that net income for the first quarter of 2015 increased approximately 55% to $3.0 million, or $0.38 per share diluted, as compared to $1.9 million, or $0.25 per share diluted, for the first quarter of 2014.

“We are very excited to report excellent first quarter operating results. This is our first full quarter of reporting results that include our recent 13 branch acquisition, and we are very pleased with their performance. In addition, Crescent Mortgage Company, our wholesale mortgage company, reported significantly improved results,” stated Jerry Rexroad, Chief Executive Officer.

Financial Highlights

-- The Company reported net income of $3.0 million, or $0.38 per share diluted, for the first quarter of 2015, as compared to net income of $1.9 million, or $0.25 per share diluted, for the first quarter of 2014. The increase in net income from period to period is attributable to the significant growth in loans and securities, increased checking fees, and improved results from the Company’s retail mortgage team as well as Crescent Mortgage Company.

-- The Bank’s net income (excluding Crescent Mortgage Company) was $2.5 million for the first quarter of 2015 as compared to net income of $1.7 million for the first quarter of 2014.

-- Net income for the Bank’s wholly-owned subsidiary, Crescent Mortgage Company, was $711,000 for the first quarter of 2015 as compared to net income of $440,000 for the first quarter of 2014. Loans originated for the first quarters of 2015 and 2014 were $222.6 million and $206.2 million, respectively. In addition to the increase in loan originations, net gain on sale of loans improved 47.8% as a result of margin expansion during the quarter ended March 31, 2015 when compared to the same period in 2014.

-- The Company reported book value per common share of $12.51 as of March 31, 2015 as compared to $12.02 as of December 31, 2014.

-- The Bank continues to experience significant growth in core deposits (checking, savings and money market) which increased $17.5 million during the first quarter of 2015. The number of Bank checking accounts increased at an annualized rate of 10.4% since December 31, 2014. As of March 31, 2015 and December 31, 2014, core deposits comprised approximately 63% of total deposits.

-- Loans receivable (before allowance for loan losses) grew at an annualized rate of 13.8% to $803.9 million at March 31, 2015 compared to $777.2 million at December 31, 2014.

-- The Bank’s non-performing assets were 0.46% of total assets at March 31, 2015, compared to 0.47% at December 31, 2014.

-- At March 31, 2015, the Company’s regulatory capital ratios exceeded the minimum levels currently required. Stockholders’ equity totaled $97.6 million as of March 31, 2015 compared to $93.7 million at December 31, 2014. The implementation of Basel III capital framework did not have a material effect on the Company’s regulatory capital ratios.

Stocks Splits

On January 15, 2014, the Board of Directors of the Company declared a two-for-one stock split to stockholders of record dated February 10, 2014, issued on February 28, 2014.

On October 15, 2014, the Board of Directors of the Company declared a two-for-one stock split to stockholders of record as of October 31, 2014, issued on November 14, 2014.

All share, earnings per share, and per share data have been retroactively adjusted to reflect this stock split for all periods presented in accordance with generally accepted accounting principles.

About Carolina Financial Corporation

Carolina Financial Corporation (NASDAQ:CARO) is the holding company of CresCom Bank, which also owns and operates Atlanta-based Crescent Mortgage Company. As of March 31, 2015, Carolina Financial Corporation had approximately $1.3 billion in total assets and Crescent Mortgage Company originated loans in 45 states, and partnered with approximately 2,000 community banks, credit unions and mortgage brokers. In 2014, Carolina Financial was added to the Nasdaq Community Bank Index (ABAQ) by the American Bankers Association. It also ranked #6 on American Banker’s 2014 list of “Top 200 Community Banks and Thrifts as Ranked by Three-Year Average ROE.” During 2014, CresCom Bank completed two branch acquisitions and grew from 11 to 26 branch locations, in addition to adding loan production offices in Greenville, S.C., and Wilmington, N.C. To learn more about CresCom Bank, visit www.haveanicebank.com or call 1-855-CRESCOM.

Addendum to News Release – Use of Certain Non-GAAP Financial Measures and Forward-Looking Statements

This news release contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (“GAAP”). Such statements should be read along with the accompanying tables, which provide a reconciliation of non-GAAP measures to GAAP measures. This news release and the accompanying tables discuss financial measures, such as core deposits, tangible book value, and net income related to segments of the Company, which are non-GAAP measures. We believe that such non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP. Investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.

Please refer to the Non-GAAP reconciliation table later in this release for additional information.

Forward Looking Statements

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements include but are not limited to statements with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts, and other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) the risk that the preliminary financial information reported herein and our current preliminary analysis will be different when our review is finalized; (5) changes in the U.S. legal and regulatory framework including, but not limited to, the Dodd-Frank Act and regulations adopted thereunder; and (6) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the Company.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

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CAROLINA FINANCIAL CORPORATION

Financial Highlights

(Unaudited - Dollars in Thousands Except Share and Per Share Data)

	For Three Months Ended:
	March 31,	March 31,	Percentage
	2015	2014	Change

Interest income	$11,457	$8,411	36.21%
Interest expense	1,500	1,331	12.70%

Net interest income	9,957	7,080	40.64%

Provision for loan losses	—	—	0.00%

Net interest income after provision for loan losses	9,957	7,080	40.64%

Non-interest income	6,590	5,369	22.74%
Non-interest expense	12,175	9,606	26.74%

Income before taxes	4,372	2,843	53.78%

Income tax expense	1,359	899	51.17%

Net income	$3,013	$1,944	54.99%

Net income per common share (Note 1)
Basic	$0.39	$0.25
Diluted	$0.38	$0.25

Net interest margin-tax equivalent	3.68%	3.63%

Return on average assets	0.99%	0.88%

Return on average equity	12.83%	9.50%

	March 31,	December 31,
	2015	2014

Total assets	$1,276,133	$1,199,017
Securities available for sale	$289,485	$251,717
Securities held to maturity	$18,947	$25,544
Loans held for sale	$51,950	$40,912
Loans receivable, gross	$803,872	$777,157
Allowance for loan losses	$(9,379)	$(9,035)
Deposits	$989,649	$964,190
Indebtedness	$172,501	$119,540
Stockholders’ equity	$97,619	$93,700
Book value (Notes 1 and 2)	$12.51	$12.02
Tangible book value (Notes 1 and 2)	$12.09	$11.60

Note 1 - On January 15, 2014, the Board of Directors of the Company declared a two-for-one stock split to stockholders of record as of February 10, 2014, issued on February 28, 2014.
On October 15, 2014, the Board of Directors of the Company declared a two-for-one stock split to stockholders of record dated October 31, 2014, issued on November 14, 2014.
All share, earnings per share, and per share data have been retroactively adjusted to reflect this stock split for all periods presented in accordance with generally accepted accounting principles.

Note 2 - Excludes the impact of unvested restricted shares outstanding.

CAROLINA FINANCIAL CORPORATION

Financial Highlights

(Unaudited - Dollars in Thousands Except Share and Per Share Data)

Reconciliation of Non-GAAP Financial Measures

	At March 31,	At December 31,
	2015	2014

Core deposits:
Noninterest-bearing demand accounts	$164,030	$142,900
Interest-bearing demand accounts	175,848	183,550
Savings accounts	38,296	36,630
Money market accounts	248,492	246,116
Total core deposits	626,666	609,196

Certificates of deposit:
Less than $250,000	345,820	335,740
$250,000 or more	17,163	19,254
Total certificates of deposit	362,983	354,994
Total deposits	$989,649	$964,190

	For the Three Months
	Ended March 31,
	2015	2014

Segment net income:
Community banking	$2,473	$1,690
Wholesale mortgage banking	711	440
Other	(180)	(161)
Eliminations	9	(25)
Total net income	$3,013	$1,944

	At March 31,	At December 31,
	2015	2014

Tangible book value per share:
Total common equity	$97,619	$93,700
Less: intangible assets	(3,217)	(3,303)
Tangible common equity	$94,402	$90,397

Issued and outstanding shares	8,124,781	8,097,536
Less: nonvested restricted stock awards	(319,638)	(304,300)
Period end dilutive shares	7,805,143	7,793,236

Tangible common equity	$94,402	$90,397
Divided by: period end dilutive shares	7,805,143	7,793,236
Tangible common book value per share	$12.09	$11.60
Common book value per share	$12.51	$12.02